Exhibit 8.1

Sidley Austin LLP One South Dearborn Street Chicago, IL 60603 +1 312 853 7000 +1 312 853 7036 Fax AMERICA · ASIA PACIFIC · EUROPE

July 16, 2021

Regal Beloit Corporation

200 State Street

Beloit, Wisconsin 53511

Ladies and Gentlemen:

We have acted as counsel for Regal Beloit Corporation, a Wisconsin corporation (“Regal”), in connection with (i) the planned transactions (the “Transactions”) contemplated by the Agreement and Plan of Merger dated as of February 15, 2021 (the “Merger Agreement”), by and among Regal, Phoenix 2021, Inc., a Delaware corporation and a wholly owned subsidiary of Regal (“Merger Sub”), Rexnord Corporation, a Delaware corporation (“Rexnord”), and Land Newco, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Rexnord (“Land,” and, collectively, the “Parties” and, each, a “Party”), the Separation and Distribution Agreement dated as of February 15, 2021, by and among Rexnord, Land, and Regal (the “Separation Agreement”), and the Tax Matters Agreement dated as of February 15, 2021, by and among Rexnord, Land, and Regal (the “Tax Matters Agreement”) and (ii) the preparation of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Joint Proxy Statement/Prospectus-Information Statement (the “Proxy Statement/Prospectus-Information Statement”), as amended through the date hereof, filed with the Securities and Exchange Commission (the “Commission”). This opinion letter is being delivered in connection with, and appears as an exhibit to, the Registration Statement. Unless otherwise indicated, each capitalized term used but otherwise not defined herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion letter, we have examined the Merger Agreement, the Separation Agreement, the Tax Matters Agreement, and the Registration Statement (including the Proxy Statement/Prospectus-Information Statement) (collectively, the “Transaction Documents”), and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion, including, but not limited to, certain representation letters received by us from each of Regal and Rexnord (the “Tax Certificates”). In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the due authorization, execution and delivery of the Transaction Documents, the enforceability of the Transaction Documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion letter, we have assumed, with your permission, (i) that the Transactions will be consummated in the manner described in the Transaction Documents and the Tax Certificates, and none of the material terms and conditions of the Transaction Documents have been or will be waived or modified, (ii) the statements set forth in the Transaction Documents and the Tax Certificates are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and thereafter, (iii) any such statements made in the Transaction Documents and the Tax Certificates qualified by knowledge, intention, belief or any other similar qualification are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter, in each case as if made without such qualification, and (iv) there are no documents or understandings between any of the Parties that would alter, or are inconsistent with, the terms or representations set forth in the Transaction Documents and the Tax Certificates. We have also assumed that (i) the Parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement, the Separation Agreement, and the Tax Matters Agreement, (ii) representation letters made as of the time of the Transactions that are substantially similar to the Tax Certificates will be delivered to us by Regal and Rexnord, and (iii) we will deliver an opinion at the time of the Transactions regarding the material U.S. federal income tax consequences of the Merger and certain related transactions, as described in the Registration Statement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements referred to above, which we have assumed will be true as of the Effective Time and thereafter. No assurance can be given as to the effect on the opinion set forth below if any of the foregoing assumptions is or becomes inaccurate.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Regal Beloit Corporation

July 16, 2021

Based upon and subject to the foregoing, and subject to the assumptions and qualifications set forth herein and in the Registration Statement, we are of the opinion that, under current U.S. federal income tax law, the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above.

This opinion is based upon the Code, the Treasury Regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. It should be noted that the Code, Treasury Regulations, administrative and judicial interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. Any change in any of the authorities upon which our opinion is based, or any variation or difference in any facts from those set forth or assumed herein, could affect our conclusion herein. No assurance can be given that the Internal Revenue Service will agree with this opinion or that, if the Internal Revenue Service were to take a contrary position, such position would not ultimately be sustained by the courts.

Regal Beloit Corporation

July 16, 2021

This opinion letter is rendered only as of the date hereof and could be affected by changes in facts, circumstances, law or other events or developments that hereafter may occur or be brought to our attention. We assume no responsibility to advise you or any other person of any change, event or development.

This opinion letter is furnished to you in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus-Information Statement in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger to holders of Regal common stock. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP